------
FORM 5
------


[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|   KISLAK         JONATHAN            I.    |    LTCW LET'S TALK CELLULAR & WIRELESS, INC.|   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|  7800 MIAMI LAKES DRIVE W.                 |    Person, if an Entity |    JULY 1999      |   [ ] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|               title           below)  |
|                 (Street)                   |                         |5. If Amendment,   |               below)                  |
|                                            |                         |   Date of Original|                                       |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  MIAMI LAKES,      FLORIDA         33018   |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
-----------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, see Instructions 4(b)(v).


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative| 2. Conver- |3. Trans- |4. Trans- |   5. Number of    |6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |   action |   action |      Derivative   |   cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|   Date   |   Code   |      Securities   |   Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|   (Month/|   (Instr.|      Acquired (A) |   Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |   Day/   |   8)     |      or Disposed  |   (Month/Day/  |                   |    Secur-    |
|                       |    ative   |   Year)  |          |      of (D)       |   Year)        |                   |    ity       |
|                       |    Security|          |          |      (Instr. 3,   |                |                   |    (Instr. 5)|
|                       |            |          |          |      4, and 5)    |----------------|-------------------|              |
|                       |            |          |          |                   |Date   |Expira- |      |  Amount or |              |
|                       |            |          |          |  -----------------|Exer-  |tion    |Title |  Number of |              |
|                       |            |          |          |    (A)  |  (D)    |cisable|Date    |      |  Shares    |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |    4.00    |  6/1/99  |   A(1)   | 10,000  |         |7/15/99|7/15/09 |COMMON|   10,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|---------- -|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |   17.50    |  7/15/99 |   D(2)             |  5,000  |4/1/98 | 4/1/08 |COMMON|    5,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |    6.00    |  7/15/99 |   A(3)   |  5,000  |         |4/1/98 | 4/1/08 |COMMON|    5,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
|                       |            |          |          |         |         |       |        |      |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
|                       |            |          |          |         |         |       |        |      |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
|                       |            |          |          |         |         |       |        |      |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
|                       |            |          |          |         |         |       |        |      |            |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|       10,000       |            D             |                      |
|--------------------|--------------------------|----------------------|
|            0       |            D             |                      |
|--------------------|--------------------------|----------------------|
|        5,000       |            D             |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
 Explanation of Responses: 1) Grant to reporting person of options to buy 10,000 shares of common stock under the Let's Talk
                              Cellular & Wireless, Inc. 1997 Executive Incentive Compensation Plan in a transaction exempt under
                              Rule 16b-3.
                           2) Cancellation of option in connection with grant of replacement option.
                           3) The reported transaction involved the repricing of an existing option that was originally granted on April 1, 1998.


  ** Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ Jonathan I. Kislak                9/15/99
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date

 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
